October 29, 2021

Hope Dmuchowski

Dear Hope,

We are pleased to offer you the position of Senior Executive Vice President, Chief Finance Officer at First Horizon Corporation and its subsidiary First Horizon Bank (FHN). Your previous experience and professional goals indicate that you have the potential to be a high-performing associate. We look forward to having you in this role.

Listed below are the details of this offer:

    Position/Title:    Chief Financial Officer
    Officer Rank:        Senior Executive Vice President
    Annual Salary:    $600,000
Reporting to:     Bryan Jordan, President and Chief Executive Officer
    Start Date:         TBD

This offer of employment includes the following:

•Bonus Opportunity: You will be eligible for the Executive Bonus Program with a target of 85% of your annual salary. Bonus opportunities can fluctuate based on individual performance and corporate results. To receive this bonus you must be employed with FHN at the time bonuses are paid. Historically, bonuses have been paid in late February or early March.  The opportunity for your first bonus will be for the 2021 performance year, payable in year 2022. As an inducement for you to accept this offer, for the 2021 performance year, your bonus will not be less than $500,000; for later years, there is no minimum bonus amount.
•$250,000 will be paid 30 days after your start date and $250,000 will be paid with normal bonuses in 2022.

•Executive Equity Program: You will be eligible for our annual equity compensation program, starting with the 2022 grant cycle, with a target of up to 150% of your annual salary. Your award will have the same mix and terms as other senior executives.

•One-Time Equity Compensation Awards: In lieu of forfeited equity compensation from your former employer, you will receive the following:
•Restricted stock units having a grant date value of $375,000 will be awarded within 30 days after your start date. This award will vest equally on the 3rd, 4th and 5th year anniversary of the grant date.
•$125,000 will be paid on the 1st anniversary of your start date in cash.

•Deferred Compensation Program: You will be eligible to participate in our deferred compensation program for highly compensated employees.

•Savings Restoration Plan: After your first year of service, you will be eligible to participate in the Savings Restoration Plan, which allows you to defer additional dollars outside of the qualified savings plan (401k).

•Change in Control: You will be offered participation in the executive change in control severance program at a severance benefit level of 2.5 times base salary and bonus.

•ReLo: This offer includes a home buyer option for the sale of your home. It also includes the following:
•Use of premier transitions-approved real estate agent for sale and purchase
•With home finding assistant
•Temporary living
•Customary closing costs reimbursed
•Household goods move – which includes packing, loading, shipment, unloading, and unpacking of normal household goods
•Home finding and return trips
•Miscellaneous allowance of $5,000

•Additional Benefits: You will also be eligible for executive security for your home, financial planning, an annual executive physical and matching for most charitable donations up to $25,000 per year.

You will also be able to participate in our corporate benefits package that we call Total Compensation. Your Total Compensation includes a variety of resources to help you in Managing Your Family, Money, Health and Career. Health, Dental, and Vision coverage, Flexible Spending Accounts, the FHN 401(k) Savings Plan, and Group Life Insurance are just some of the benefits included. You will hear more about our benefits and resources during your first week with FHN.
Your bonuses, equity awards, and certain other components of compensation are subject to possible forfeiture and clawback under applicable laws and regulations as well as our formal plans and policies.
Conditions to this offer include:
•Background Check: The offer, and your subsequent employment with FHN, is subject to our satisfaction with an executive-level background check.
•Former Employer Confidentiality: If you join our team, we emphasize the importance of NOT taking confidential or proprietary information from your current employer. We do not want any material that belongs to your employer, or any confidential and proprietary information to which you had access during your employment there. Not only must you not take such tangible property, you will be forbidden from utilizing that employer’s confidential/proprietary information (even if it is simply something you happen to recall) after beginning work for FHN. As a condition of employment, you must not violate the policy stated in this paragraph.
•No Employment Restrictions: You must not have any obligations to any former employers that may interfere with your ability to work for FHN starting on your start date. For this reason, you must disclose to us whether you have entered into any non-competition agreement, non-disclosure agreement, non-solicitation agreement, restrictive covenant or other similar agreement that would impair your ability to perform the job being offered to you.
•Board Action: Our board of directors has been informed of your candidacy but has not yet formally confirmed your appointment as Chief Financial Officer.
All employment is "at will," which means either you or the company can terminate it at any time, with or without cause. This letter does not create any contract of employment for any specific length of time. FHN reserves the right to change compensation & benefits plans from time to time.

We hope that you accept this offer to join our executive team. To confirm your acceptance of this offer, please send a signed & dated copy of this offer letter to me by email scan ([email address redacted]).

If you have any questions, please contact me at [phone number redacted].

Sincerely,

/s/ Tammy LoCascio

Tammy LoCascio
SEVP—Chief Human Resources Officer
First Horizon Corporation

Acknowledged and Agreed

/s/ Hope Dmuchowski                    10-29-2021
                                    ________
Hope Dmuchowksi              Date